EXHIBIT T3E.1

CONFIDENTIAL
                         CONSENT SOLICITATION STATEMENT

                      POLYTAMA INTERNATIONAL FINANCE B.V.
                             P.T. POLYTAMA PROPINDO

                  SOLICITATION OF CONSENTS TO AMEND INDENTURE
                                  relating to
                   11 1/4% GUARANTEED SECURED NOTES DUE 2007
                                   issued by
                      POLYTAMA INTERNATIONAL FINANCE B.V.
                 (US$200,000,000 principal amount outstanding)

     Irrevocably and Unconditionally Guaranteed as to Payment of Principal,
              Premium, Interest and Additional Amounts, if any, by
                             P.T. POLYTAMA PROPINDO

     Each of Polytama International Finance B.V. (the "Issuer") and P.T. Polytama Propindo (the "Guarantor") is soliciting (the "Consent Solicitation") the consents (the "Consents") of holders of record (the "Holders") as of July 9, 1998 (the "Record Date") of its 11 1/4% Guaranteed Secured Notes due 2007 (the "Notes"), which are irrevocably and unconditionally guaranteed as to payment of Principal, Premium, Interest and Additional Amounts, if any, by the Guarantor to certain amendments (the "Proposed Amendments") to the indenture governing the Notes (the "Indenture") under which The Bank of New York is the Trustee (the "Trustee").

     The solicitations are being made upon the terms and are subject to the conditions set forth in this Consent Solicitation Statement and in the accompanying Consent Form. Adoption of the Proposed Amendments to the Indenture requires the consent of Holders of 100% of the aggregate principal amount of the Notes outstanding as of the Record Date (the "Requisite Consents").

     The Proposed Amendments (i) permit the Issuer to use funds in the Subsidiary Investment Account to make the interest payment due on the Notes on June 15, 1998, to redeem a portion of the Notes and to pay certain fees and expenses, and (ii) give the Issuer the option to make certain payments of interest on the Notes through the issuance of Additional Securities under the Indenture. See "Purpose of the Consent Solicitation" and "The Proposed Amendments."

THE CONSENT SOLICITATION WILL EXPIRE AT 5:00 P.M., NEW YORK TIME, ON AUGUST 10, 1998, UNLESS EXTENDED (AS SO EXTENDED, THE "EXPIRATION DATE"). IF THE REQUISITE CONSENTS WITH RESPECT TO THE CONSENT SOLICITATION HAVE NOT BEEN RECEIVED BY 5:00 P.M., NEW YORK TIME, ON THE EXPIRATION DATE, THE ISSUER MAY EXTEND THE CONSENT SOLICITATION FOR A SPECIFIED PERIOD OR ON A DAILY BASIS UNTIL THE REQUISITE CONSENTS HAVE BEEN RECEIVED.

     Consent may be revoked by a Holder at any time prior to the receipt by the Trustee of the Requisite Consents (the "Requisite Consent Date") on the terms and conditions set forth herein and the effectiveness of the Proposed Amendments, and will be automatically revoked if the Requisite Consents are not obtained prior to the Expiration Date.

     The information contained in this Consent Solicitation Statement is based upon information provided solely by the Guarantor and the Issuer. Neither the Procedural Advisor (as defined herein) nor the Information Agent (as defined herein) has independently verified or makes any representation or warranty, express or implied, or assumes any responsibility, for the accuracy or adequacy of the information contained herein.

     Each Holder is requested to read and carefully consider the information contained herein and to give its consent to the Proposed Amendments by properly completing and executing the accompanying Consent Form in accordance with the instructions set forth herein and therein.

                                 July 13, 1998

     The Proposed Amendments will become effective only upon (i) there being received (and not revoked) prior to the Expiration Date the Requisite Consents (the "Requisite Consent Condition"), (ii) execution by the Issuer, the Guarantor and the Trustee of a First Supplemental Indenture, which embodies the Proposed Amendments (the "Supplemental Indenture"), and (iii) the satisfaction of certain other conditions. See "The Consent Solicitation -- Conditions to the Consent Solicitation." The Issuer and the Guarantor intend to execute the Supplemental Indenture as soon as practicable after the Requisite Consent Condition has been satisfied.

     No consent will be deemed to have been accepted until the Supplemental Indenture is executed by the Issuer, the Guarantor and the Trustee and all applicable other conditions have been satisfied or waived. Consents may be revoked in accordance with the procedure set forth herein and in the Consent Form at any time prior to the Requisite Consent Date, and will be automatically revoked if the Requisite Consents are not obtained prior to the Expiration Date. "The Consent Solicitation -- Revocation of Consents."

     The Issuer expressly reserves the right, in its discretion and regardless of whether any of the conditions described under "The Consent
Solicitation -- Conditions to the Consent Solicitation" have been satisfied, subject to applicable law, to (i) terminate the Consent Solicitation upon the failure to meet a condition specified herein or for any other reason; (ii) waive any of the conditions to the Consent Solicitation; (iii) extend the Expiration Date; or (iv) amend the terms of the Consent Solicitation. See "The Consent Solicitation -- Expiration Date; Extensions; Amendment."

     Only Holders are eligible to consent to the Proposed Amendments. Any beneficial owner of Notes who is not a Holder of such Notes must arrange with the person who is the Holder or such Holder's assignee or nominee to execute and deliver a Consent Form on behalf of such beneficial owner. FOR PURPOSES OF THE CONSENT SOLICITATION, THE DEPOSITORY TRUST COMPANY ("DTC") HAS AUTHORIZED DTC PARTICIPANTS ("PARTICIPANTS") SET FORTH IN THE POSITION LISTING OF DTC AS OF THE RECORD DATE TO EXECUTE CONSENT FORMS AS IF THEY WERE THE HOLDERS OF THE NOTES HELD OF RECORD IN THE NAME OF DTC OR THE NAME OF ITS NOMINEE. ACCORDINGLY, FOR PURPOSES OF THE CONSENT SOLICITATION, THE TERM "HOLDER" SHALL BE DEEMED TO INCLUDE SUCH PARTICIPANTS.

     The transfer of Notes after the Record Date will not have the effect of revoking any consent validly given prior to such transfer, and each properly completed and executed Consent Form will be counted notwithstanding any transfer of the Notes to which such Consent Form relates, unless the applicable holder has complied with the procedure for revoking consents described herein and in the Consent Form.

     HOLDERS WHO WISH TO CONSENT MUST DELIVER THEIR PROPERLY COMPLETED AND EXECUTED CONSENT FORM TO THE INFORMATION AGENT AT THE ADDRESSES SET FORTH ON THE BACK COVER PAGE OF THIS CONSENT SOLICITATION STATEMENT AND IN THE CONSENT FORM IN ACCORDANCE WITH THE INSTRUCTIONS SET FORTH HEREIN AND THEREIN. CONSENTS SHOULD NOT BE DELIVERED TO THE ISSUER, THE GUARANTOR, THE FINANCIAL ADVISOR OR THE TRUSTEE. HOWEVER, THE ISSUER RESERVES THE RIGHT TO ACCEPT ANY CONSENT RECEIVED BY ITSELF, THE GUARANTOR, THE FINANCIAL ADVISOR OR THE TRUSTEE. UNDER NO CIRCUMSTANCES SHOULD ANY PERSON TENDER OR DELIVER NOTES TO THE ISSUER, THE GUARANTOR, THE FINANCIAL ADVISOR, THE TRUSTEE OR THE INFORMATION AGENT AT ANY TIME.

     No person has been authorized to give any information or make any representation other than those contained or incorporated by reference herein or in the accompanying Consent Form and other materials, and, if given or made, such information or representations must not be relied upon as having been authorized by the Issuer, the Guarantor, the Procedural Advisor, the Trustee, the Information Agent or any other person. The statements made in this Consent Solicitation Statement are made as the date hereof, and the delivery of this Consent Solicitation Statement shall not under any circumstances create any implication that the information contained herein is correct as of any time subsequent to the date hereof.

                                      (ii)

     Recipients of this Consent Solicitation Statement and the accompanying materials should not construe the contents hereof of thereof as legal, business or tax advice. Each recipient should consult its own attorney, business advisor and tax advisor as to legal, business, tax and related matters concerning this solicitation.

     TERMS USED IN THIS DOCUMENT THAT ARE NOT OTHERWISE DEFINED HEREIN HAVE THE MEANINGS SET FORTH IN THE GUARANTOR'S ANNUAL REPORT ON FORM 20-F FOR THE FISCAL YEAR ENDED DECEMBER 31, 1997 OR, IF NOT DEFINED THEREIN, IN THE INDENTURE.
                            ------------------------

                               TABLE OF CONTENTS

Available Information.......................................    1
Incorporation of Certain Documents by Reference.............    1
Purpose of the Consent Solicitation.........................    1
The Proposed Amendments.....................................    8
The Consent Solicitation....................................    8
Certain Income Tax Considerations...........................   13
Miscellaneous...............................................   18
Annex A: Form of Supplemental Indenture.....................  A-1
Annex B: Comparison of Indenture Provisions Affected by
         Proposed Amendments................................  B-1

                                      (iii)

                             AVAILABLE INFORMATION

     The Guarantor is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). Such reports and other information filed by the Guarantor may be inspected at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following regional offices of the Commission:
New York Regional Office, 7 World Trade Center, 12th Floor, New York, New York 10048; and Chicago Regional Office, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material may be obtained from the Public Reference Section of the Commission, upon payment of fees prescribed by the Commission. Reports, proxy and information statements and other information filed with the Commission through the Electronic Data Gathering, Analysis and Retrieval ("EDGAR") system are publicly available through the Commission's Internet website (http://www.sec.gov).

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents have been filed with the Commission by the Guarantor and are hereby incorporated by reference in this Consent Solicitation
Statement:

          1. The Guarantor's Annual Report on Form 20-F for the fiscal year ended December 31, 1997 (the "1997 20-F").

          2. Such other reports filed pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act and, to the extent designated therein, reports on Form 6-K furnished by the Guarantor after the date hereof and through the Expiration Date.

     Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Consent Solicitation Statement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Consent Solicitation Statement. Subject to the foregoing, all information appearing in this Consent Solicitation Statement is qualified in its entirety by the information appearing in the documents incorporated herein by reference.

     Copies of all documents that are incorporated herein by reference (not including the exhibits to such information, unless such exhibits are specifically incorporated by reference in such information) will be provided without charge to each person, including any beneficial owners, to whom this Consent Solicitation Statement is delivered, upon request. Copies of this Consent Solicitation Statement, as amended or supplemented from time to time and any other documents (or parts of documents) that constitute part of this Consent Solicitation Statement will also be provided without charge to each such person, upon request. Requests should be directed to the Information Agent, at the address and telephone number set forth on the last page.

                      PURPOSE OF THE CONSENT SOLICITATION

     The purpose of the Consent Solicitation is to approve the Proposed Amendments.

BACKGROUND

     As of the date of this Consent Solicitation Statement, the Issuer has outstanding US$200,000,000 principal amount of Notes which mature on June 15, 2007. The Notes are irrevocably and unconditionally guaranteed (the "Guarantee") as to principal, premium, interest and Additional Amounts, if any, by the Guarantor. The Guarantee is an irrevocable, direct, unconditional and secured obligation of the Guarantor and ranks pari passu with all other existing and future Senior Indebtedness of the Guarantor.
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

     As of the date of this Consent Solicitation Statement, the Issuer and the Guarantor have failed to pay the interest payment due and payable on the Notes on June 15, 1998. Please refer to the 1997 20-F for a discussion of the Guarantor's financial condition and the circumstances surrounding the failure to pay interest. See especially Item 9 -- "Management's Discussion and Analysis of Financial Condition and Results of Operations" for a discussion of the Guarantor's current serious liquidity situation.

     Upon issuance of the Notes, approximately US$51,750,000 of the proceeds (the "Restricted Proceeds") were deposited in an account established with the Collateral Agent in Jakarta (the "Subsidiary Investment Account") which, but for certain restrictions imposed on their use under the Indenture, would be available to satisfy in full the June 15, 1998 interest payment. Under the Indenture, the Restricted Proceeds are required to be retained in a separate account and used to make investments in Polytama II, a majority-owned subsidiary of the Guarantor created for the purpose of building and operating a polypropylene plant in Tuban, East Java Indonesia (the "Polytama II Project"). Pending the investment of the Restricted Proceeds in Polytama II, the Restricted Proceeds are being held by the Collateral Agent in the Subsidiary Investment Account as part of the collateral securing the Notes.

     The Indenture also provides that if, by June 30, 1999, US$5 million or more of proceeds remain in the Subsidiary Investment Account and are not subject to legally binding commitments for Use of Proceeds Transactions (as defined in the Indenture), then the Issuer or the Guarantor must make an offer to repurchase Notes in an aggregate amount equal to the uncommitted proceeds at a price equal to 101% of the principal. To the extent that the aggregate amount of Notes tendered pursuant to such an offer is less than the amount of proceeds in the Subsidiary Investment Account, or if the balance in the account is less than US$5 million as of June 30, 1999, the Guarantor will be free to use the remaining proceeds in any manner not otherwise prohibited by the Indenture.

     As a result of recent developments within Indonesia, the sharp devaluation of the Indonesian Rupiah and the overall deterioration in the market condition for new development projects in Indonesia, the plans for the development of the Polytama II Project have been indefinitely postponed. (See 1997 20-F, Item
9 -- "Recent Developments Regarding Polytama II.") At present, approximately $51,750,000 is held in the Subsidiary Investment Account. The Indenture prescribes no other uses for the Restricted Proceeds other than as set forth above.

SUMMARY OF PROPOSED AMENDMENTS

     The principal effect of the Proposed Amendments will be to permit the Guarantor to make effective use of the funds in the Subsidiary Investment Account. To accomplish this, the Proposed Amendments will provide for the following:

          (i) The Guarantor will use funds in the Subsidiary Investment Account to cause the Issuer to pay the June 15, 1998 interest payment of US$11.25 million, and withholding taxes due the Indonesian government with respect thereto. The total to be used for this purpose will be $12,500,000. By consenting to the Proposed Amendments, holders will waive their rights, if any, to overdue interest or interest on interest with respect to the June 15, 1998 interest payment.

          (ii) The Guarantor will be entitled to use funds in the Subsidiary Investment Account, up to a maximum amount of $500,000, to pay the fees and expenses incurred in connection with the Consent Solicitation.

          (iii) The Guarantor will use the balance of the funds in the Subsidiary Investment Account to cause the Issuer to redeem Notes on a pro rata basis, in integral multiples of $1,000, and to pay accrued interest to the redemption date and withholding taxes due the Indonesian government with respect to such accrued interest. If the redemption date is August 15, 1998, the aggregate amount of Notes redeemed will be $34,583,333, aggregate accrued interest will be $3,750,000 and withholding taxes will be $416,667.

          (iv) With respect to interest payments due on December 15, 1998, June 15, 1999 and December 15, 1999, the Guarantor will have the option of causing the Issuer to make these payments in cash or to issue to all Note holders additional Notes together with the Guarantee ("Additional Securities"), in an aggregate amount equal to the interest due, identical to the existing Securities except that they will be dated the date of the relevant interest payment date and except that, if such option is exercised for the interest payment due on December 15, 1999, the amount of interest due on such date for this purpose will be calculated at the rate of 13% per annum for the period commencing on June 15, 1999 and ending on December 15, 1999.

          (v) No other use of the funds in the Subsidiary Investment Amount will be permitted.

     Assuming that the payments in (iii) above are made on August 15, 1998 and that the Guarantor causes the Issuer to exercise its option to make the interest payments due on December 15, 1998, June 15, 1999 and December 15, 1999 with the issuance of Additional Securities, the aggregate principal amount of Notes outstanding on December 16, 1999 will be approximately $193,056,176. This amount is for illustration only and will be subject to change to the extent that the payments in (iii) above are made on a date other than August 15, 1998.

     The Guarantor has been advised that, in order for the Additional Securities to have the benefit of the liens afforded by the Security Documents and the Guarantee, certain amendments need to be made to the Security Documents. Accordingly, by consenting to the Proposed Amendments, Holders will authorize the Trustee to direct the Collateral Agent to enter into amendments of the Securities Documents for this purpose, and it will be a condition precedent to the issuance of any of the Additional Securities that the Trustee has received the opinion of Indonesian counsel to the Guarantor substantially to the effect, among other things, that the Additional Securities are valid and binding obligations of the Issuer and the Guarantor, respectively, and that the Additional Securities will have the benefit of the liens afforded by the Security Documents and the Guarantee.

BENEFITS TO THE GUARANTOR OF THE PROPOSED AMENDMENTS

     If adopted, the Proposed Amendments will permit the Guarantor to make effective use of the liquidity represented by the funds in the Subsidiary Investment Account to fund debt service payments due on the Notes through the period ending on June 15, 2000, when the next payment permitted only in cash will be due on the Notes. The Guarantor will also have the benefit of the increased cash flow resulting from the interim and permanent reduction in principal of the Notes effected by the Proposed Amendments.

     In this manner, the Guarantor will have a period of approximately 24 months (until the June 15, 2000 interest payment is due) to focus its efforts on the cash conservation and enhancement objectives described in the 1997 20-F. (See
Item 1 -- "Description of Business -- Business Strategy.") In this regard, the Guarantor believes that the past six months included an unusual concentration of economic, social, political and operational difficulties that have disrupted business activities in Indonesia and domestic market conditions generally and the operations of the Guarantor in particular. In the event domestic and Asian demand for polypropylene recovers from existing levels and PP (as defined in the 1997 20-F) firms and widens to reflect more normal market conditions, the Guarantor believes it can generate sufficient cash in its operations in the near term to meet its working capital requirements and, as conditions further improve over time, to meet required interest payments as well. However, there can be no assurance that conditions will so improve, or that other economic, social or political difficulties may not arise that would adversely affect the Guarantor's operations and cash flow. (See the 1997 20-F, Item 9 -- "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources" for a discussion of the Guarantor's current serious liquidity situation.)

IF CONSENTS NOT OBTAINED

  Acceleration

     The Guarantor, as of the date hereof, has not made the scheduled interest payment on the Notes which was due June 15, 1998. Under the terms of the Indenture, default in the payment of interest on the Notes which continues for a period of 30 days constitutes an "Event of Default." Upon the occurrence and continuation of an Event of Default, the Trustee or the Holders of not less than 25% in aggregate principal

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

amount of the Notes then outstanding may declare the principal of, premium on, and accrued interest on all of the outstanding Notes immediately due and payable. The Guarantor believes that an Event of Default will occur on July 15, 1998.

  Foreclosure and Collateral

     Upon acceleration, the Note holders have, among others, the right to foreclose upon the assets of the Company which are subject to the lien of the Security Documents (the "Collateral"), which include the funds in the Subsidiary Investment Account, in the manner provided in and subject to the terms of the Indenture, the Guarantee, the Collateral Agency Agreement and the Security Documents.

     While the following summary description of the Collateral does not purport to be complete and is subject to, and qualified in its entirety by reference to, the Security Documents, including the definitions of certain terms contained therein, the Collateral in summary consists of the following:

          (i) from and after registration of the Security Deed within 90 days of the Issue Date (which has occurred), the real property (including the land, buildings, facilities and other assets permanently affixed thereto whether now owned or hereafter acquired) comprising the Plant;

          (ii) all moveable assets (other than Inventory, goods in process and raw materials), whether now owned or hereafter acquired, which form a part of, or are otherwise used in connection with, the Plant;

          (iii) all insurance proceeds relating to the Plant;

          (iv) the portion of the proceeds of the Notes held from time to time in the Subsidiary Investment Account; and

          (v) all rights arising out of or related to all contracts (including the Propylene Supply Contract) and leases relating to the Plant, its operation and the manufacture of polypropylene therein.

     Part of the Pipeline through which the Company receives propylene from Pertamina is located on land adjacent to the Plant Site, which is not owned by the Company. The Collateral includes the Pipeline, but does not include an assignment of the Company's rights to use certain land owned by a third party on which a portion of the Pipeline is located. See "Difficulties with Foreclosure Process."

  Difficulties with Foreclosure Process

     Indonesian law requires that foreclosure of a lien against property subject to a security deed be effected by the holders of the registered security deed either pursuant to a public auction conducted by the state auction office or, if agreed by the parties to the security deed, by private sale. Any private sale must be for the highest price available for the benefit of all parties, and can be completed only if no objections are raised within one month after written notice is given to the parties concerned and notices have been announced in at least 2 daily newspapers circulated at the location of the property which is the object of the security deed or in other local media. Under existing practice, the state auction office will not conduct auction proceedings unless the secured party has first obtained a writ of execution from the district court having jurisdiction where the Guarantor is domiciled or in the chosen domicile of the Guarantor, which could be where the land is located. In Indonesia, the prior court decisions are guidelines only and are not binding precedents. As a result, proceedings prior to a public auction can be lengthy and complex. In addition, Indonesian law does not provide statutory guidance with respect to the enforcement of a fiduciary transfer or with respect to the rights of the party receiving a fiduciary transfer. While the secured party is considered the owner of the property covered thereby and has the contractual right to repossess the property, any foreclosure must be performed through public auction. In addition, the "Balai Harta Peninggalan" (the "State Trustee"), a special agency of the Department of Justice which acts as official receiver and administrator of bankrupt estates, could take actions contrary to such contractual rights in the interest of other creditors. In respect of the Security Deed, in the case of the bankruptcy of the Guarantor, the holders of the registered Security Deed are by virtue of Article 21 of the Mortgage Law entitled to exercise their rights under the Mortgage Law.

     Under Indonesian law, an assignment of contractual rights will only bind the obligor of the assigned rights after that obligor has been properly notified of the assignment through the applicable district court, or has accepted or acknowledged the assignment in writing. The Assignment of Rights did not require the Guarantor to notify the obligor as a condition to closing of the initial issuance of Notes or to make such notification until the occurrence of certain events and if requested by the Collateral Agent. The Guarantor currently is in negotiations to obtain the consent of (i) BP Chemicals to the assignment of rights under the Propylene Supply Agreement, and (ii) Montell North America Inc., formerly Himont Incorporated, to the assignment of rights under the contract pursuant to which the Guarantor uses the SPHERIPOL(R) process at the Plant for the production of polypropylene. There can be no assurance that any consent referred to above can be obtained. If such consents are not obtained, the Assignment of Rights will not initially be perfected against the obligors under the contracts referred to above.

     In addition, the Guarantor's interest in inventory, governmental permits, licenses and approvals and certain rights relating to the Pipeline are not included in the Collateral. In addition, persons or entities that are not Indonesian nationals are generally prohibited from owning real or immoveable property in Indonesia. Accordingly, any purchaser in a foreclosure sale would have to meet Indonesian citizenship requirements and would not have all the property, permits, licenses and approvals and rights relating to the Pipeline necessary to produce polypropylene at the Plant. Such purchaser would have to obtain separate permits and licenses to produce polypropylene from the Indonesian government in order to be able to operate the Plant subsequent to such sale.

     Part of the Pipeline through which the Guarantor receives propylene is located on land adjacent to the Plant Site, which is directly controlled by the Indonesian government. The Guarantor has negotiated certain arrangements to obtain certificated title to a portion of such land and rights to use another portion of such land for the Pipeline. However, even though the Guarantor has negotiated such arrangements, the Collateral does not include an assignment of the Guarantor's rights to use certain land owned by a third party on which a portion of the Pipeline is located.

     Under Article 56A of the amended Bankruptcy Law (effective as of 22 August,
1998), the foreclosure right of a secured creditor of a bankrupt debtor is stayed for a maximum period of 90 days as of the date of the adjudication in bankruptcy, unless the debt is secured by cash or other readily available funds. Additionally, a debtor may submit a petition for a suspension of payment of its debts. If granted, foreclosure by a secured creditor may be stayed for a maximum of 270 days from the date of the decision of the court to grant such suspension of payment. The initial period of the suspension is a maximum of 45 days and depending on the composition plan submitted to the court and the creditors, the court may grant a further suspension if approved by more than 1/2 of the unsecured creditors whose claims have been accepted or provisionally accepted and who represent at least 2/3 of the claims of the unsecured creditors whose claims have been accepted or provisionally accepted.

     The foregoing factors could have an adverse impact on the Collateral Agent's ability to foreclose on the Collateral or on the price of the Collateral in any foreclosure proceeding. No assurance can be given that, should enforcement of the Security Documents be sought, there would be any purchasers of the Collateral or that the purchase price therefor would be sufficient to satisfy all the obligations of the Issuer and the Guarantor under the Notes and the Guarantee and any outstanding indebtedness.

CERTAIN SIGNIFICANT CONSIDERATIONS

     In addition to the other information described elsewhere and incorporated by reference herein, Holders should consider that if the Proposed Amendments become effective, four semi-annual interest payments on the Notes can effectively be made with proceeds that were previously designated for investment in Polytama II and that, failing such use by June 30, 1999, would be used for the repurchase of Notes by July 31, 1999. If the Proposed Amendments are adopted, the Default and any Event of Default with respect to the June 15, 1998 interest payment will be cured and any Default will be avoided with respect to non-payment in cash of the December 15, 1998, June 15, 1999 and December 15, 1999 interest payments, thereby depriving the Holders of rights they might otherwise have with respect to these interest payments. Accordingly, adoption

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

of the Proposed Amendments could increase the credit risks of the Holders with respect to the Guarantor, could adversely affect the future market value of the Notes or might otherwise be materially adverse to the interests of Holders.

     Finally, certain working capital facilities of the Guarantor have expired with amounts outstanding under them. (See the 1997 20-F, Item 9 -- "Liquidity and Capital Resources -- Net Cash Provided by (used in) Operating Activities.") While the lenders under these facilities have not to date expressed an intention to pursue payment on these facilities in the near term, there can be no assurance that they will not do so. If payment for the amounts due under these facilities is so pursued and such amounts not paid, the Guarantor could become the subject of proceedings for the enforcement of creditors rights, including bankruptcy proceedings, under Indonesian law.

SUPPLEMENTAL INFORMATION

     June Financial Information.

     The following supplements the discussion and information in the 1997 20-F which appears at Item 9 -- "Management's Discussion and Analysis of Financial Conditions and Results of Operations -- Developments in 1998 -- Selected Financial and Operational Data for the First Five Months in 1998" and should be read in conjunction with that discussion and information. Footnotes indicated are references to the footnotes in the 1997 20-F with respect to the similar financial information which appears therein.

     The Guarantor maintains monthly data only in its internal management reports. Management report information is unaudited and not reviewed by the Guarantor's accountants. In the ordinary course, management report information requires adjustment and can reflect errors in attribution among periods. Although the information is believed to be accurate by the Guarantor, potential investors are cautioned that the information supplied may require such adjustments or contain errors in its presentation. The Guarantor has provided the following financial information on a monthly basis only because of the Guarantor's current circumstances and impending consent solicitation. The Guarantor does not necessarily intend to provide such financial data on a monthly basis in the future.

                                                              JUNE 1998
                                                              ---------
OPERATIONAL DATA
Production (thousands of tonnes)............................       5.4
Sales (thousands of tonnes)
  Domestic..................................................       3.0
  Export....................................................       0.0
                                                               -------
          Total.............................................       3.0
Finished Goods Inventory (thousands of tonnes)..............       5.3
Average Selling Price (US$ per MT)(2)(9)(10)................       536
Cash Conversion Costs (US$ per MT)(2)(9)(10)................        45
nP (US$ per MT)(2)(3)(9)(10)................................       229

STATEMENT OF PROFIT AND LOSS DATA
(RP. IN BILLIONS)
Sales Revenue...............................................      24.0
Operating Income (Loss).....................................       5.3
Net Income (Loss)...........................................    (844.8)
EBITDA(4)(9)................................................    (806.7)
Adjusted EBITDA(5)(9).......................................      14.7

BALANCE SHEET DATA
(RP. IN BILLIONS EXCEPT OTHERWISE STATED)
Rupiah Unrestricted cash....................................     164.6
Dollar unrestricted cash (US$ in millions)..................       0.4
          Total unrestricted cash and cash equivalents(6)...     170.0
Trade Receivables...........................................      30.9
Trade Payables & Accruals due to BP.........................     123.0
Trade Payables & Accruals due to others.....................      14.2
          Total Trade Payables & Accrual....................     137.2
Short Term Debt(7)..........................................     480.2
Long Term Debt(8)...........................................   3,020.0

Exchange Rate (Rp. to US$1.00)(10)(full Rupiah).............    14,900

---------------
(2) to (10) are references to footnotes in the 1997 20-F

  Operating Activities

     The following supplements the discussion in the 1997 20-F which appears at
Item 9 -- "Developments in 1998 -- Selected Financial and Operational Data for the First Five Months in 1998" and should be read in conjunction with that discussion.

     While the Guarantor had anticipated continuing operations through mid-July, it determined to shut down the Plant on July 7, 1998 and to continue the shutdown until propylene is again available from the Pertamina Refinery, now anticipated for the end of July. The shutdown is in accord with the Guarantor's cash enhancement and conservation objectives in that it believes that, based upon its current inventory position, margins do not currently justify continued use of imported propylene.

     In connection with the above, the Guarantor has commenced negotiations with BP Chemicals and Pertamina to modify the pricing formula under its Propylene Supply Contract with BP Chemicals which, if agreed, will provide for pricing based upon the South East Asian spot price for propylene less a transportation discount. If agreed, the modification will have the effect of bringing the Guarantor's feedstock costs better into line with South East Asian polypropylene prices and thereby enable the Guarantor to export products in the current circumstances with a reasonable margin. There can be no assurance, however, that the modification will be agreed or even if agreed conditions will not change in a manner which vitiates its anticipated positive effect.

  Polytama II

     The following supplements the discussion in the 1997 20-F which appears at
Item 9 -- "Developments in 1998 -- Recent Developments Regarding Polytama II" and should be read in conjunction with that discussion.

     The Guarantor has received a written request from the management of Polytama II to acknowledge that the Guarantor has an obligation to pay $5.74 million to Polytama II. The Guarantor and Polytama II are engaged in discussions in an attempt to resolve this issue to their mutual satisfaction.

     In the 1997 20-F, the Guarantor indicated that it is currently working with its Indonesian counsel and other relevant parties to clarify the extent of the Guarantor's obligations, if any, in respect of Polytama II's obligations. As part of this effort, the Guarantor has determined that certain arrangements were purportedly entered into by Polytama II during a period in its formation which under Indonesia law provides for potential liability of Polytama II's "founders" unless these arrangements are later ratified by Polytama II after its incorporation. The "founders" of Polytama II consist of its existing shareholders, including the Guarantor. The arrangements entered into by Polytama II during the "founding" period have not as yet been ratified by Polytama II,but the Guarantor believes that this will be accomplished with deliberate speed. No assurance can be given, however, that the other shareholders of Polytama II will act in concert with the Guarantor to have Polytama II ratify these arrangements. In the absence of such ratification, if such arrangements are found to be a legally binding commitment of the founders of Polytama II under Indonesian law and if the amounts invoiced to Polytama II in accordance with these arrangements are found to be appropriate and within the contemplation of such legally binding commitment, then the Guarantor, together with the other shareholders of Polytama II, would be liable for such amounts. These account for a substantial portion of the approximately $45.8 million invoiced to Polytama II by third parties which remain unpaid.

     If payment for the $5.74 million were held to be an obligation of the Guarantor or if payment for the third party invoices referred to above were held to be valid and an obligation of the Guarantor and in either case were pursued and not duly paid, the Guarantor could become the subject of proceedings for the enforcement of creditors' rights, including bankruptcy proceedings, under Indonesian law.

                            THE PROPOSED AMENDMENTS

     Holders are referred to the Indenture and the form of the Supplemental Indenture for the full and complete terms of the Proposed Amendments. The form of the Supplemental Indenture is attached hereto as Annex A and solely for the convenience of the reader, a comparison of the provisions of the Indenture affected by the Proposed Amendments is included herein as Annex B. Copies of the Indenture are available from the Information Agent upon request.

                            THE CONSENT SOLICITATION

GENERAL

     The Proposed Amendments will become effective only upon (i) delivery to the Trustee of valid and unrevoked consents to the Proposed Amendments from Holders of 100% of the aggregate principal amount of the Notes outstanding as of the Record Date, (ii) execution of the Supplemental Indenture by the Issuer, the Guarantor and the Trustee, and (iii) the satisfaction or waiver of certain other conditions. See "The Consent Solicitation -- Conditions to the Consent Solicitation." The Issuer and the Guarantor intend to execute the Supplemental Indenture after receipt of the Requisite Consents on or before the Expiration Date. If the

Consent Solicitation is terminated for any reason before the Expiration Date or the other conditions to the Consent Solicitation are neither satisfied nor waived, the Consents will be void.

     Failure to deliver a Consent Form will have the same effect as if a Holder had chosen not to give its consent with respect to the Proposed Amendments. The delivery of a Consent Form will not affect a Holder's right to sell or transfer the Notes.

     Beneficial owners of Notes who wish to provide a consent and whose Notes are held, as of the Record Date, in the name of a broker, dealer, commercial bank, trust company or other nominee institution must contact such nominee promptly and instruct such nominee, as the Holder of such Notes, to promptly execute and deliver a Consent Form on behalf of the beneficial owner on or prior to the Expiration Date.

     Consents may be revoked at any time prior to the Expiration Date, and shall be irrevocable, except as otherwise provided, from and after such time.

RECORD DATE

     The Record Date for the determination of Holders entitled to give consents pursuant to the Consent Solicitation is 5:00 p.m., New York City time, on July 9, 1998. The Issuer reserves the right to establish from time to time any new date as such Record Date and, thereupon, any such new date will be deemed to be the "Record Date" for purposes of the Consent Solicitation.

REQUISITE CONSENTS

     Holders of Notes as of the Record Date must deliver (and not revoke) valid consents in respect of 100% in aggregate principal amount of the Notes outstanding as of the Record Date in order to approve the Proposed Amendments. For purposes of the foregoing calculation, as of the date of this Consent Solicitation Statement, none of the outstanding Notes were held by the Issuer, the Guarantor or any of their respective affiliates.

     The failure of a Holder of Notes as of the Record Date to deliver a consent (including any failures resulting from broker non-votes) will have the same effect as if such Holder had not consented to the Proposed Amendments.

EXPIRATION DATE; EXTENSIONS; AMENDMENT

     The term "Expiration Date" with respect to the Consent Solicitation means 5:00 p.m., New York City time, on August 10, 1998, unless the Issuer, in its discretion, extends the period during which the Consent Solicitation is open, in which case the term "Expiration Date" means the latest date and time to which such Consent Solicitation is extended.

     In order to extend the Expiration Date, the Issuer will give notice of such extension. An extension of the Expiration Date shall be effective if the Guarantor gives oral or written notice thereof to the Trustee no later than 9:00 a.m. (and, if such notice is given orally, followed by written notice to the Trustee (given by facsimile or otherwise) no later than 2:00 p.m.), New York City time, on the first business day following any previously announced Expiration Date. The Issuer may extend the Consent Solicitation on a daily basis or for such specified period of time as it determines in its discretion.

     If the Consent Solicitation is amended or modified in any manner by the Issuer, it will promptly notify Holders who have received this Consent Solicitation Statement and the accompanying Consent Form and extend the Consent Solicitation for an adequate period to permit consents to be delivered or revoked.

     Notwithstanding anything to the contrary set forth in this Consent Solicitation Statement, the Issuer reserves the right, in its discretion and regardless of whether any of the conditions described below under "-- Conditions to the Consent Solicitation" have been satisfied, subject to applicable law, at any time prior to the Expiration Date to: (i) terminate the Consent Solicitation upon the failure to meet a condition specified herein or for any other reason;
(ii) waive any of the conditions to the Consent Solicitation; (iii) extend the Expiration Date; or (iv) amend the terms of the Consent Solicitation.

PROCEDURES FOR CONSENTING

     All Consent Forms that are properly executed and delivered to the Information Agent prior to the Expiration Date and not timely and properly revoked will be given effect in accordance with the specifications therein.

     Holders who desire to act with respect to the Proposed Amendments should so indicate by marking the appropriate box in, and signing and dating, the accompanying Consent Form included herein and delivering it to the Information Agent at the addresses set forth in the Consent Form, in accordance with the instructions contained herein and therein. If none of the boxes in the Consent Form is checked, but the Consent Form is otherwise completed and signed, the Holder will be deemed to have consented to the Proposed Amendments. Signatures must be guaranteed in accordance with paragraph 6 of the Instructions in the Consent Form.

     The Consent Form must be executed in exactly the same manner as the name of the Holder which appears on the Notes. An authorized DTC Participant must execute the Consent Form exactly as its name appears on DTC's position listing as of the Record Date. If the Notes are held of record by two or more joint Holders, all such Holders must sign the Consent Form. If a signature is by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity, such person should so indicate when signing and must submit proper evidence satisfactory to the Issuer of such person's authority to so act. If the Notes are registered in different names, separate Consent Forms must be executed covering each form of registration. If a Consent Form is executed by a person other than the Holder, then such person must have been authorized by proper form or in some other manner acceptable to the Issuer to execute the Consent Form with respect to the applicable Notes on behalf of the Holder.

     Any beneficial owner of the Notes who is not the Holder of such Notes must arrange with the person who is the Holder or such Holder's assignee or nominee to execute and deliver a Consent Form on behalf of such beneficial owner.

     Each consent will be deemed to relate to the full principal amount of the Notes held by such Holder.

     A Holder must complete, sign and date the Consent Form (or photocopy thereof) for such Holder's Notes and deliver such Consent Form to the Information Agent by mail, first-class postage prepaid, hand delivery, overnight courier or by facsimile transmission (with an original to be delivered subsequently) at the addresses or facsimile numbers of the Information Agent set forth on the back cover page hereof. Delivery of Consent Forms should be made sufficiently in advance of the Expiration Date to assure that the Consent Forms are received prior to the Expiration Date (and, in the case of facsimile transmission, that original Consent Forms are received by the Issuer prior to 5:00 p.m., New York City time, on the third business date following the Expiration Date). Under no circumstances should any person tender or deliver Notes to the Issuer, the Guarantor, the Procedural Advisor, the Trustee or the Information Agent at any time.

     The Issuer reserves the right to accept Consent Forms delivered by any other reasonable means or in any form that reasonably evidences the giving of consent.

     All questions as to the validity, form, eligibility (including time of receipt) and acceptance of consents and revocations of consents will be resolved by the Issuer whose determination will be binding. The Issuer reserves the absolute right to reject any or all consents and revocations that are not in proper form or the acceptance of which could, in the opinion of the Issuer's counsel, be unlawful. The Issuer also reserves the right to waive any irregularities in connection with deliveries which must be cured within such time as the Issuer determines. None of the Issuer, the Guarantor, the Procedural Advisor, the Trustee, the Information Agent or any other person shall have any duty to give notification of any such irregularities or waiver, nor shall any of them incur any liability for failure to give such notification. Deliveries of Consent Forms or notices of revocation will be not deemed to have been made until such irregularities have been cured and waived.

REVOCATION OF CONSENTS

     Each properly completed and executed consent will be counted in determining whether the Requisite Consents have been received, notwithstanding any transfer of the Notes to which such consent relates, unless the procedure for revocation of Consents described below has been followed.

     Each Holder as of the Record Date who has delivered a consent pursuant to the Consent Solicitation will agree in the Consent Form that it will not revoke its consent after receipt by the Trustee of the Requisite Consents, and that until such time such Holder will not revoke its consent except in accordance with the conditions and procedures for revocation of Consents provided below.

     Prior to the Requisite Consent Date, any Holder as of the Record Date may revoke any consent given as to its Notes or any portion of such Notes (in integral multiples of US$1,000). A consent shall be irrevocable from and after the Requisite Consent Date. A Holder desiring to revoke a consent must, prior to the Requisite Consent Date, deliver to the Information Agent at the addresses set forth on the back cover page of this Consent Solicitation Statement, written revocation of such consent containing the name of such Holder, the certificate numbers (if held in certificated form) or the CUSIP numbers (if held through DTC) of the notes to which such revocation relates, and the principal amount of the Notes to which such revocation relates. Revocations of Consent Forms shall be effective upon receipt by the Information Agent.

     The revocation must be executed by such Holder in the same manner as the Holder's name appears on the consent to which the revocation relates. If a revocation is signed by a trustee, partner, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity, such person must so indicate when signing and must submit with the revocation appropriate evidence of authority to execute the revocation. A Holder may revoke a consent only if such revocation complies with the provisions of this Consent Solicitation. Only a Holder of Notes as of the Record Date is entitled to revoke a consent previously given. A beneficial owner of Notes held through a DTC Participant as of the Record Date must instruct such DTC Participant to revoke any consent already given with respect to such Notes. A revocation that is not received by the Information Agent in a timely fashion and accepted by the Issuer as a valid revocation will not be effective to revoke a consent previously given.

     A revocation of a consent may only be rescinded by the execution and delivery of a new consent, in accordance with the procedures herein described, by the Holder who delivered such revocation.

     The Issuer reserves the right to contest the validity of any revocation and all questions as to validity (including time of receipt) of any revocation will be determined by the Issuer in its discretion, which determination will be conclusive and binding. None of the Issuer, the Guarantor or any of their respective affiliates, the Trustee, the Procedural Advisor, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities with respect to any revocation nor shall any of them incur any liability for failure to give such notification.

CONDITIONS TO THE CONSENT SOLICITATION

     The Consent Solicitation is conditioned on the satisfaction of (i) the Requisite Consent Condition, (ii) the execution of the Supplemental Indenture and (iii) the absence of any law or regulation which would, and the absence of any injunction or action or other proceeding (pending or threatened) which (in the case of any action or proceeding adversely determined) would, make unlawful or invalid or enjoin the implementation of the Proposed Amendments, the entering into of the Supplemental Indenture or challenge the legality or validity thereof.

     If any of the conditions are not satisfied on or prior to the Expiration Date, the Issuer may, in its discretion and upon giving reasonable notice to the Holders, allow the Consent Solicitation to lapse or extend the solicitation period and continue soliciting consents pursuant to the Consent Solicitation. The Consent Solicitation may be abandoned or terminated at any time prior to the Expiration Date by the Issuer, for any reason, in which case any Consents received will be voided.

FEES AND EXPENSES

     The Guarantor has retained Chase Securities Inc. to act as procedural advisor (the "Procedural Advisor") to the Guarantor, including in connection with the Consent Solicitation, and Corporate Investor Communications, Inc. to act as its information agent (the "Information Agent") in connection with the Consent Solicitation. The Guarantor will bear the costs of the Consent Solicitation. The Guarantor has agreed to pay the Information Agent customary fees for its services in connection with the Consent Solicitation and to reimburse the Procedural Advisor and the Information Agent for their out-of-pocket expenses. The Issuer and the Guarantor have also agreed to indemnify the Procedural Advisor and the Information Agent against certain liabilities relating to the Consent Solicitation. No fee is to be paid to the Procedural Advisor.

                       CERTAIN INCOME TAX CONSIDERATIONS

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

     The following is a summary of certain United States federal income tax consequences associated with the adoption of the Proposed Amendments. This summary is based upon existing United States federal income tax law, which is subject to change, possibly retroactively. This summary does not discuss all aspects of United States federal income taxation which may be important to particular holders in light of their individual investment circumstances, such as Notes held by investors subject to special tax rules (e.g., financial institutions, insurance companies, broker-dealers, tax-exempt organizations, or, except to the extent described below, Non-U.S. Holders (as defined below)) or to persons that hold the Notes as a part of a straddle, hedge, or synthetic security transaction for United States federal income tax purposes or that have a functional currency other than the United States dollar, all of whom may be subject to tax rules that differ significantly from those summarized below. In addition, this summary does not discuss any foreign, state, or local tax considerations. This summary assumes that investors hold their Notes as "capital assets" (generally, property held for investment) under the United States Internal Revenue Code of 1986, as amended (the "Code"). Holders are urged to consult their tax advisors regarding the United States federal, state, local and foreign income and other tax considerations associated with the adoption of the Proposed Amendments.

     For purposes of this summary, a "U.S. Holder" is a beneficial owner of a Note that is (i) an individual who is a citizen or resident of the United States, (ii) a corporation or partnership created or organized under the laws of the United States or any state or political subdivision thereof, (iii) an estate that is subject to United States federal income taxation without regard to the source of its income, or (iv) a trust the administration of which is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to control all substantial decisions of the trust. A "Non-U.S. Holder" is a beneficial owner of a Note who is not a U.S. Holder.

CAPSULE SUMMARY FOR U.S. HOLDERS AND NON-U.S. HOLDERS

  Adoption of Proposed Amendments

     Subject to the assumptions set forth herein, both U.S. Holders and Non-U.S. Holders will generally not recognize any gain or loss on either the adoption of the Proposed Amendments or the receipt of the Pro Rata Principal Repayment. U.S. Holders who have purchased their Notes subsequent to the initial offering of the Notes at a Market Discount (as defined below), however, will recognize gain in an amount equal to the excess of (i) the amount of the Pro Rata Principal Repayment received by such holder over (ii) the portion of such holder's adjusted tax basis in the Note allocable to the portion of the principal amount of Note that is retired. Such gain will be capital gain, except to the extent of accrued market discount subject to tax as ordinary income that has not been previously included in ordinary income.

  Original Issue Discount -- Payment of Interest in Additional Securities

     Assuming that the Issuer elects to issue additional Notes in lieu of the payment of interest in cash, U.S. Holders will be required, effectively, to include in income as original issue discount, subject to tax as ordinary interest income, an amount equal to the aggregate stated principal amount of the additional Notes issued, reduced by any Excess Yield (as defined below), in lieu of interest paid in cash during the period that the right to receive the additional Notes accrues. Thereafter, the amount of original issue discount includible in income during a complete calendar year should be equal to the amount of scheduled interest payments made during such year plus any Excess Yield. The actual receipt of scheduled interest payments, however, will not be subject to United States federal income taxation.

U.S. HOLDERS

  General

     The United States federal income tax consequences of the adoption of the Proposed Amendments will depend on, inter alia, whether the Notes are "publicly traded" as specially determined for United States federal income tax purposes, within a 60 day period ending 30 days after the adoption of the Proposed Amendments. The Issuer believes that the Notes have not been so publicly traded and the Issuer does not presently anticipate, and the remainder of this discussion assumes, that the Notes will not become publicly traded on or prior to the 30th day following the adoption of the Proposed Amendments.

  Pro-rata Principal Repayment

     The Issuer believes that the Pro Rata Principal Repayment on the Notes should be treated, for United States federal income tax purposes, as a repayment of a portion of the principal amount of the Notes and the remainder of this discussion assumes that such treatment will be respected by the United States Internal Revenue Service.

     Original Purchasers and Certain Subsequent Purchasers. A U.S. Holder who is either (i) an original purchaser of Notes or (ii) a subsequent purchaser of Notes who did not purchase the Notes at a Market Discount (as defined below) will not recognize any gain or loss upon the receipt of the Pro Rata Principal Repayment. The adjusted tax basis of the Notes in the hands of such U.S. Holder will be decreased by the amount of the Pro Rata Principal Repayment received by such holder.

     Subsequent Purchasers -- Market Discount. Under the pro rata prepayment rules of the United States Treasury regulations, a U.S. Holder who purchased a Note subsequent to the initial offering of the Notes at a "market discount" (i.e., at purchase price that was less than the adjusted issue price of the Notes) in excess of a statutorily defined de minimis amount (a "Market Discount") will be treated as having received the Pro Rata Principal Repayment in retirement of a portion of the principal amount of the Note equal to the Pro Rata Principal Repayment received by such holder. As a result, such holder will recognize gain in an amount equal to the excess of (i) the amount of the Pro Rata Principal Repayment received by such holder over (ii) the portion of such holder's adjusted tax basis in the Note allocable to the portion of the principal amount of Note that is retired. Such gain will be capital gain, except to the extent of accrued market discount subject to tax as ordinary income in respect of which the holder has not previously elected to include in ordinary income on a current basis. The adjusted tax basis of the portion of the principal amount of the Note that remains outstanding will be equal to the adjusted tax basis of such Note as determined immediately prior to the receipt of the Pro Rata Principal Repayment less the adjusted tax basis allocable to the retired portion of the principal amount as described above.

  Significant Modification Rules

     The modification of a debt instrument will result in a "deemed exchange" of an old debt instrument for a new debt instrument, for United States federal income tax purposes, if, taking into account all of the relevant facts and circumstances, such modification constitutes a "significant modification." The Issuer believes that, for United States federal income tax purposes, the adoption of the Proposed Amendments should not constitute a significant modification of the Notes -- and, accordingly, that the modification should not be treated as a "deemed exchange" of old Notes for new Notes -- because such adoption (i) will merely have the effect, overall, of extending the weighted average maturity of the Notes, but will not extend the stated term to maturity of the Notes and (ii) will not materially alter the yield to maturity of the Notes. It is possible, however, that the Internal Revenue Service may successfully assert that adoption of the Proposed Amendments constitutes a deemed exchange of old Notes for new Notes. See "-- Alternative
Treatment -- Deemed Exchange of Old Notes for New Notes" below.

  Original Issue Discount

     Because the Company may, as a result of the adoption of the Proposed Amendments, elect to issue additional Notes in lieu of the payment of interest in cash on the Notes as described above under the heading "Purpose of Consent Solicitation -- Effect of Proposed Amendments," the Notes will be deemed to be "reissued," solely for purposes of the application of the original issue discount rules of the Code, as of the date of the adoption of the Proposed Amendments. Consequently, U.S. Holders will be required to include original issued discount in ordinary income over the period that they hold the Notes in advance of the receipt of cash attributable thereto.

     If the Issuer elects to issue additional Notes in lieu of the payment of interest in cash, the amount of original issue discount includible in income during the taxable period that the right to receive the additional Notes accrues should be generally equal to the aggregate stated principal amount of such additional Notes reduced by any "Excess Yield" as described immediately below. If the Issuer elects to issue additional Notes in lieu of the payment of cash due on December 15, 1999, the principal amount of such Notes in respect of the annualized yield that exceeds 11.25% (the "Excess Yield") will not be currently includible income but, effectively, will be amortized into income over the remaining term of the Notes. Thereafter, the amount of original issue discount includible in income during a complete calendar year should be equal to the amount of scheduled interest payments made during such year plus the amortized amount, if any, of Excess Yield.

     Generally, the amount of original issue discount on the Notes will be equal to the excess of (i) the sum of the principal amount due at maturity, the principal amount of the additional Notes, plus all scheduled interest payments over (ii) the adjusted issue price of the Notes (after taking into account the reduction of issue price resulting from the Pro Rata Principal Repayment as described above). The amount of original issue discount to be included in income will be determined using a constant yield method. Any amount of discount included in income will increase a U.S. Holder's adjusted tax basis in the Notes and any scheduled payments of interest in cash will decrease such holder's adjusted tax basis in the notes. The receipt of such cash interest payments will not be subject to United States federal income tax.

  Alternative Treatment -- Deemed Exchange of Old Notes for New Notes

     If the Internal Revenue Service were to successfully assert that the adoption of the Proposed Amendments constitutes a "significant modification," and, accordingly, a deemed exchange of old Notes for new Notes, the Company believes that such deemed exchange would qualify as a "tax-free recapitalization" under the Code. Accordingly, U.S. Holders would (i) not recognize any gain or loss as a result of such deemed exchange, (ii) have an adjusted tax basis in the new Notes equal to the adjusted tax basis (after taking into account the reduction of basis resulting from the Pro Rata Principal Repayment) in the old Notes deemed received in exchange therefor, and (iii) have a holding period for the new Notes that includes the holding period of the old Notes. The issue price of the new Notes would be equal to their stated principal amount (i.e., an amount equal to the stated principal amount of the old Notes after taking into account a reduction in such principal amount resulting from the Pro Rata Principal Repayment). In addition, the new Notes would be deemed to be issued with original issue discount and U.S. Holders of new Notes would be required to include such discount in income on a current basis as described above under the heading "-- U.S. Holders -- Original Issue Discount."

NON-U.S. HOLDERS

     The adoption of the Proposed Amendments and the receipt of the Pro Rata Principal Repayment will not give rise to any United States federal income tax consequences to a Non-U.S. Holder unless (i) the interest or Pro Rata Principal Repayment received on, or any gain recognized on the sale or other disposition of, the Notes by such holder is treated as effectively connected with the conduct by such holder of a trade or business in the United States or (ii) in the case of any gain derived by an individual, such individual is present in the United States for 183 days or more and certain other requirements are met.

     In order to avoid back-up withholding on payments of interest, the Pro Rata Principal Repayment, and other repayments of principal on the Notes made in the United States, a non-U.S. holder of the Notes may be required to complete, and provide the payor with, a Form W-8 ("Certificate of Foreign Status"), or other documentary evidence, certifying that such holder is an exempt foreign person.

INDONESIAN TAXATION

     In general, beneficial owners of the Notes that are not Indonesian citizens or residents or Indonesian permanent establishments ("Non-Indonesian Holders") will not be subject to Indonesian income tax on modification of the terms of the Notes.

THE NETHERLANDS TAX CONSIDERATIONS

     The following is a summary of taxes imposed by The Netherlands. The summary does not address any laws other than the tax laws of The Netherlands in force and in effect as of the date hereof.

     The additional securities that may be issued in lieu of payment of interest in cash on the Notes, as described above under the heading "Purpose of Consent Solicitation -- Effect of Proposed Amendments," are referred to as the "Additional Securities" for purposes of this section on Netherlands taxation.

  Withholding Tax

     All payments under the Notes and the Additional Securities, whether made in cash or in kind, may be made free of withholding or deduction of, for or on account of any taxes of whatever nature imposed, levied, withheld or assessed by The Netherlands or any political subdivision or taxing authority thereof or therein.

  Taxes on Income and Capital Gains

     A holder of Notes or Additional Securities will not be subject to any Netherlands taxes on income or capital gains in respect of any payment under the Notes or the Additional Securities, whether made in cash or in kind, or in respect of any gain realized on the disposal or the redemption of the Notes or the Additional Securities, provided that:

          (i) such holder is neither resident nor deemed to be resident in The Netherlands; and

          (ii) such holder does not have an enterprise or an interest in an enterprise that is, in whole or in part, carried on through a permanent establishment or a permanent representative in The Netherlands and to which enterprise or part of an enterprise, as the case may be, the Notes or Additional Securities are attributable; and

          (iii) such holder does not have substantial interest or a deemed substantial interest in the Issuer or, if such holder does have such an interest, it forms part of the assets of an enterprise.

     Generally, a holder of Notes or Additional Securities will not have a substantial interest if he, his spouse, certain other relatives (including foster children) or certain persons sharing his household, do not hold, alone or together, whether directly or indirectly, the ownership of, or certain other rights over, shares representing five percent or more of the total issued and outstanding capital (or the issued and outstanding capital of any class of shares) of the Issuer, or rights to acquire shares, whether or not already issued, that represent at any time (and from time to time) five percent or more of the total issued and outstanding capital (or the issued and outstanding capital of any class of shares) of the Issuer or the ownership of certain profit participating certificates that relate to five percent or more of the annual profit of the Issuer and/or to five percent or more of the liquidation proceeds of the Issuer. A deemed substantial interest is present if (all or part of) a substantial interest has been disposed of, or is deemed to have been disposed of, on a non-recognition basis.

     A holder of Notes or Additional Securities will not be subject to taxation in The Netherlands by reason only of the execution and delivery of the Consent Form, the issue of the Notes or the Additional Securities by the Issuer, or the performance by the Issuer of its obligations under the Notes or the Additional Securities.

  Net Wealth Tax

     A holder of Notes or Additional Securities will not be subject to Netherlands net wealth tax in respect of the Notes or the Additional Securities, provided that such holder is not an individual or, if he is an individual, provided that the conditions mentioned under clauses (i) and (ii) of the proviso under "Taxes on Income and Capital Gains" above are met.

  Gift, Estate and Inheritance Taxes

     No gift, estate or inheritance taxes will arise in the Netherlands with respect to the acquisition of Notes or Additional Securities by way of a gift by, or on the death of, a holder of Notes or Additional Securities who is neither resident nor deemed to be resident in The Netherlands, unless:

          (i) such holder at the time of the gift has or at the time of his death had an enterprise or an interest in an enterprise that is or was, in whole or in part, carried on through a permanent establishment or a permanent representative in The Netherlands and to which enterprise or part of an enterprise, as the case may be, the Notes or the Additional Securities are or were attributable; or

          (ii) in the case of a gift of Notes or Additional Securities by an individual who at the date of the gift was neither resident nor deemed to be resident in The Netherlands, such individual dies within 180 days after the date of the gift, while being resident or deemed to be resident in The Netherlands.

  Turnover Tax

     No Netherlands turnover tax will arise in respect of any payment in consideration for the issue of the Notes or the Additional Securities or with respect to any payment by the Issuer of principal, interest or premium (if any) on the Notes or the Additional Securities.

  Capital Tax

     No Netherlands capital tax will be payable in respect of or in connection with the execution, delivery and/or enforcement by legal proceedings (including the enforcement of any foreign judgment in the Courts of The Netherlands) of the Consent Form, or the performance by the Issuer of its obligations under the Notes or the Additional Securities, with the exception of capital tax that may be due by the Issuer on capital contributions made or deemed to be made to the Issuer under the Guarantee.

  Other Taxes and Duties

     No Netherlands registration tax, custom duty, transfer tax, stamp duty or any other similar documentary tax or duty, other than court fees, will be payable in The Netherlands in respect of or in connection with the execution, delivery and/or enforcement by legal proceedings (including the enforcement of any foreign judgment in the Courts of The Netherlands) of the Consent form, or the performance by the Issuer of its obligations under the Notes or the Additional Securities.

                                 MISCELLANEOUS

     The Consent Solicitation is not being made to, and Consent Forms will not be accepted from or on behalf of, any Holder in any jurisdiction in which the making of the Consent Solicitation to such Holder or the acceptance thereof from such Holder would not be in compliance with the laws of such jurisdiction. However, the Issuer may in its discretion take such action as it may deem necessary to make the Consent Solicitation in any such jurisdiction and to extend the Consent Solicitation to Holders in such jurisdiction.

     HOLDERS WHO WISH TO CONSENT SHOULD DELIVER, BY REGULAR MAIL, AIR COURIER, MESSENGER OR FAX, THEIR PROPERLY COMPLETED, EXECUTED AND DATED CONSENT FORMS TO THE INFORMATION AGENT IN ACCORDANCE WITH THE INSTRUCTIONS SET FORTH HEREIN AND THEREIN. ALL FACSIMILE TRANSMISSIONS MUST BE FOLLOWED BY DELIVERY OF ORIGINALLY EXECUTED CONSENTS. THE METHOD OF DELIVERY OF ALL DOCUMENTS, INCLUDING CONSENTS, IS AT THE ELECTION AND RISK OF THE HOLDER. THE ADDRESS OF THE INFORMATION AGENT AS FOLLOWS:

               Via Regular Mail or By Hand or Overnight Delivery

                    CORPORATE INVESTOR COMMUNICATIONS, INC.
                               111 Commerce Road
                          Carlstadt, New Jersey 07072

                   Contact Persons: Paul Hebert or Chris Dowd

                            Facsimile Transmission:
                                 (201) 804-8693
                   (Originally executed consents must follow)

                              Confirm by Telephone
                (201) 896-1900 or Call Toll Free (800) 346-7885

     NEITHER THE ISSUER NOR THE GUARANTOR HAS AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION IN CONNECTION WITH THIS SOLICITATION OF CONSENTS OTHER THAN AS SET FORTH HEREIN AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE ISSUER OR THE GUARANTOR. THE DELIVERY OF THIS CONSENT SOLICITATION STATEMENT SHALL NOT, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION HEREIN IS CORRECT AFTER THE DATE HEREOF.

     Any questions or requests for assistance or additional copies of this Consent Solicitation Statement or the Consent may be directed to the Information Agent at its telephone number and location set forth above. For assistance in completing the forms, you may also contact the Information Agent at the telephone number and location set forth above.

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